Exhibit (g)(iii)

FORM OF ETF CASH CUSTODY AGREEMENT

This ETF CASH CUSTODY AGREEMENT (this “Agreement”) is made and entered into as of the last date on the signature page by and between U.S. BANK NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States of America (“Custodian”) and FIDUCIARY MANAGEMENT, INC. (“Customer”) a Maryland Corporation.

In consideration of the premises, undertaking and covenants herein, the parties agree as follows:

1. Appointment and Acceptance.  Customer hereby appoints Custodian as its agent to provide custody and other services in connection with cash delivered from time to time to Custodian hereunder by, or at the direction of, Customer, and income, distributions and payments received by Custodian with respect thereto (collectively the “Assets”); and Custodian hereby agrees to act in such capacity, and perform such services, and hold the Assets in a custody account established in the name of Customer (the “Account”), upon the terms and conditions set forth below.  Customer shall not deliver to Custodian, and Custodian shall not accept in the Account, any assets other than cash.  For purposes of this Agreement, all references contained herein to actions, directions and responsibilities (other than the obligations set forth in Sections 8 and 10 below) of Customer shall include, apply to and be binding upon the Customer’s agents, including any investment manager or advisor, appointed and authorized by Customer to direct Custodian or otherwise take actions on behalf of Customer in connection with Custodian’s services and responsibilities hereunder.  Customer shall provide written notice to Custodian of the identity of all such appointed agents and the scope of their authority to act hereunder.  Customer shall be responsible for providing to each such agent a copy of this Agreement and all written policies and procedures of Custodian governing its performance of services hereunder that Customer shall receive from time to time.

2.  Asset Delivery, Transfer, Custody and Safekeeping.

2.1.  Customer will from time to time deliver (or cause to be delivered) Assets to Custodian, which Custodian shall receive and accept for the Account upon appropriate directions from the Customer.  All transactions involving Assets shall be recorded in the Account.  Customer shall provide the list of authorized people to give appropriate directions to Custodian attached hereto as Exhibit A (as amended from time to time).

2.2.  Upon receipt of appropriate directions, Custodian will release and return Assets to Customer, Customer’s Depository (as that term is defined in Section 3.2 below) account or accounts, or otherwise deliver Assets to such location or third party, as such directions may indicate, provided that, in connection therewith it is the sole responsibility of Customer to provide any transfer documentation as may be required by the Depository or third party recipient.   Custodian shall have no power or authority to assign, hypothecate, pledge or otherwise dispose of any Assets, except as provided herein or pursuant to appropriate directions.

2.3.   Custodian shall furnish Customer, as part of the services for which Custodian charges its basic fee hereunder, with periodic Account statements (generally, monthly, but not less frequently than annually) reflecting all Asset transactions in the Account during the reporting period and ending Asset holdings.

2.4. Customer hereby authorizes and approves Custodian’s performance of its services and duties hereunder consistent with the terms and conditions of the Custodian’s duly adopted policies and procedures, as established and modified from time to time, related to the subject matter hereof.

3.  Powers of Custodian.  In the performance of its duties hereunder, Custodian shall have the following powers:

3.1. To make, execute, acknowledge and deliver any and all documents of transfer and conveyance and any or all other instruments that may be necessary or appropriate to carry out the duties described and powers granted herein.

3.2. To maintain qualifying Assets in any registered clearing agency or in a Federal Reserve Bank (collectively a “Depository”), as Custodian may select, and to permit such deposited Assets to be registered in the name of Custodian or Custodian’s agent or nominee on the records of such Federal Reserve Bank or such registered clearing agency or the nominee of either, and to employ and use securities depositories, clearing agencies, clearance systems, sub-Custodians or agents located outside the United States in connection with transactions involving foreign securities.

3.3. To employ agents and to delegate duties to them as it sees fit and to employ or consult with experts, advisors and legal counsel (who may be employed also by Customer) and to rely on information and advice received from such agents, experts, advisors, and legal counsel.

3.4 To perform any and all other ministerial acts deemed by Custodian necessary or appropriate to the proper discharge of its duties hereunder.

3.5. To hold uninvested reasonable amounts of cash whenever it is deemed advisable to do so to facilitate disbursements or for other operational reasons, and to deposit the same, with or without interest, in the commercial or savings departments of the Custodian serving hereunder or of any other bank, trust company or other financial institution including those affiliated with the Custodian, notwithstanding the Custodian’s or other entity’s receipt of “float” from such uninvested cash.

4.  Payment of Fund Expenses.  Pursuant to an Investment Advisory Agreement between Customer and FMI Funds Inc., Customer has agreed to pay certain expenses of the series of FMI Funds, Inc. (the “Fund Expenses”).  Pursuant to an ETF Fund Administration Servicing Agreement between U.S. Bancorp Fund Services, LLC (“USBFS”) and FMI Funds, Inc., dated _________, 20___, USBFS has agreed to process payments of Fund Expenses.  Upon availability of sufficient funds and receipt of appropriate directions from Customer or Customer’s agent, Custodian shall pay outstanding bills in respect of the Fund Expenses, payment for which is to be made in the amount specified in such instructions.  Notwithstanding anything in this Agreement to the contrary, Customer appoints USBFS as its agent for the purpose of providing instructions and directions to Custodian with respect to the payment of Fund Expenses.  Neither Custodian nor USBFS shall have any obligation to pay any Fund Expenses in excess of available Assets in the Account, and Customer expressly agrees that its indemnification obligations in Section 10 shall include any Claims related to actual or potential liability of an Indemnified Party with respect to the payment of Fund Expenses.

5.  No Discretionary Authority; Standard of Care.  Customer and Custodian acknowledge that, except to the extent set forth in any separate instrument signed by the parties with respect to this Agreement, Custodian’s duties hereunder do not include any discretionary authority, control or responsibility with respect to the management or disposition of any Asset; that Custodian has no authority or responsibility to render investment advice with respect to any Asset; and that Custodian is not a fiduciary with respect to Customer.  In addition, it is agreed that:

5.1.  Custodian shall have no duty to make any evaluation or to advise anyone of the suitability or propriety of action or proposed action of Customer in any particular transaction involving an Asset or the suitability or propriety of retaining any particular investment as an Asset.  Custodian shall have no duty or authority to review, question, approve or make inquiries as to any investment instructions given pursuant hereto.

5.2.   Custodian shall not be liable for any loss or diminution of Assets by reason of investment experience or for its actions taken in reliance upon a direction or other instruction from Customer or Customer’s agent.

5.3.  Custodian shall have no duty or responsibility to monitor or otherwise investigate the actions or omissions of Customer.

5.4. Custodian shall only be responsible for the performance of such duties as are expressly set forth herein or in directions or other instructions of Customer or Customer’s agent which are not contrary to the provisions of this Agreement.   Custodian shall exercise reasonable care in the performance of its services hereunder.  In no event shall Custodian be liable for indirect or consequential damages.

Custodian shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by directions or other instructions, actions or omissions of Customer or by circumstances beyond Custodian’s reasonable control, including, without limitation, loss or malfunctions of utility, transportation, computer (hardware and software) or communication service; nor shall any such failure or delay give Customer the right to terminate this Agreement, except as provided in Section 11 of this Agreement.

6.  Books, Records and Accounts.

6.1.   Custodian will make and maintain proper books of account and complete records of all Assets and transactions in the Account maintained by Custodian hereunder on behalf of Customer. Custodian will preserve for the periods prescribed by applicable federal statute or regulation all records required to be maintained.

6.2.  On at least four (4) business days’ notice, Custodian will make available to and permit inspection during Custodian’s regular business hours by Customer and its auditors of all books, records, and accounts retained by Custodian (or, to the extent practicable, its agents) in connection with its duties hereunder on behalf of Customer.

7.  Instructions and Directions.

7.1. Custodian shall be deemed to have received appropriate “instructions” or “directions” upon receipt of written instructions or directions, and in the case of cash movement, written instructions or directions, (a) signed or given by any person(s) whose name(s) and signature(s) are listed on the most recent certificate delivered by Customer to Custodian which lists those persons authorized to give orders, corrections and instructions in the name of and on behalf of the Customer or (b) signed or given by any other person(s) duly authorized by Customer to give instructions or directions to Custodian hereunder or whom Custodian reasonably believes to be so authorized (such as an investment adviser or other agent designated by Customer, for example).

7.2.  Appropriate instructions or directions shall include instructions or directions sent to Custodian by letter, memorandum, facsimile, internet e-mail or other “on-line” system, or similar means of communication.  Customer assumes full responsibility for the security of electronically transmitted communications, whether sent by Customer or Custodian.

7.3.  In the event that Custodian is directed to deliver Assets to any party other than Customer or Customer’s agent, appropriate directions shall include, and Customer shall supply, customary transfer documentation as required by such party, and, to the extent that such documentation has not been supplied, Custodian shall not be deemed to have received appropriate directions.

8.  Compensation; Security.

8.1.  Customer shall pay to Custodian fees for its services under this Agreement and shall reimburse Custodian for costs incurred by it hereunder as set forth in Custodian’s then current applicable fee schedule or such other fee arrangement as Custodian and Customer may otherwise agree in writing.

8.2.  In the event of an advance of funds by Custodian, or if any overdraft is created by Account transactions, Custodian may directly charge the Account and receive such payment therefrom.  In the event that a compensation payment due Custodian is past due by more than thirty (30) days, such amount may also be charged to the Account and Custodian may receive such payment therefrom.  To secure such payments obligations, Customer does hereby grant to Custodian a security interest in all Assets held in the Account from time to time.

9.  Customer Responsibility.   Customer shall be responsible for the review of all reports, accountings and other statements provided thereto by the Custodian, and shall within ten (10) business days following receipt thereof notify the Custodian of any mistakes, defects or irregularities contained or identified therein, after which time all such matters shall be presumed to be ratified, approved and correct and shall not provide any basis for claim or liability against the Custodian.

10.  Indemnification.  Customer hereby agrees to fully and promptly indemnify Custodian and its affiliates (including, without limitation, USBFS), officers, directors, employees and agents (each an “Indemnified Party”) and hold each Indemnified Party harmless from and against any cost, losses, claims, liabilities, fines, penalties, damages and expenses (including reasonable attorneys’ and accountants’ fees (collectively, a “Claim”) arising out of (i) Customer’s actions or omissions or (ii) Custodian’s action taken or omitted hereunder in reliance upon Customer’s directions or instructions, or upon any information, order, indenture, stock certificate, power of attorney, assignment, affidavit or other instrument delivered hereunder to Custodian, reasonably believed by Custodian to be genuine or bearing the signature of a person or persons authorized by Customer to sign, countersign or execute the same; provided, that Customer shall not indemnify an Indemnified Party for any Claim arising from the Indemnified Party’s willful misfeasance, bad faith or gross negligence in the performance of its duties under this Agreement. Custodian hereby agrees to indemnify Customer and its Indemnified Parties (i.e., the Customer and its controlling person, officers, directors, employee and agents) and hold each of them harmless from and against any and all Claims arising out of (i) Custodian’s breach of this Agreement, willful misfeasance, bad faith or gross negligence in the performance of its duties under this Agreement, or (ii) any loss of Assets, including theft or destruction thereof but expressly excluding investment losses or other diminution of Assets resulting from the Custodian’s proper performance of its duties hereunder; provided, that Custodian shall not indemnify an Indemnified Party for any Claim arising from the Indemnified Party’s breach of this Agreement, willful misfeasance, bad faith or gross negligence with respect to its duties and responsibilities under this Agreement.  This Section 10 shall survive the termination of this Agreement.

11.  Termination.

11.1.  This Agreement will remain in effect until terminated by either party giving written notice thirty (30) calendar days in advance of the termination date.

11.2.  Upon termination of this Agreement, Custodian shall follow reasonable Customer instructions concerning the transfer of Assets’ custody and records; provided, that (a) Custodian shall have no liability for shipping and insurance costs associated therewith; (b) Custodian shall not be required to make any such delivery or payment until full payment shall have been made by Customer of all liabilities constituting a charge on or against Custodian and until full payment shall have been made to Custodian of all its compensation, costs, including special termination costs, if any, and expenses hereunder; and (c)  Custodian shall have been reimbursed for any advances of monies made hereunder to Customer.  If any Assets remain in the Account, Customer acknowledges and agrees that all Assets will be transferred to successor Custodian or to the Customer, who may be designated as the successor Custodian hereunder if the Customer does not otherwise designate a successor Custodian.

11.3.  Upon termination of this Agreement, all obligations of the parties to each other hereunder shall cease, except that all indemnification provisions herein shall survive with respect to any Claims arising from events prior to such termination.

12.  Binding Obligations.  Customer and Custodian each hereby represent that this Agreement constitutes its legal, valid and binding obligation enforceable in accordance with the terms hereof; subject, as to enforcement of remedies, to applicable bankruptcy and insolvency laws, and to general principles of equity.

13.  General Provisions.

13.1.  Notice.  Except as provided in paragraph 11 above, any notice or other communication under this Agreement shall be in writing and shall be considered given when delivered by certified mail, return receipt requested, to the parties at the addresses set forth on the execution page hereof (or at such other address as a party may specify by notice to other).  Notice shall be effective upon receipt if by mail, or on the date of personal delivery (by private messenger, courier service or otherwise) or telex or facsimile, whichever occurs first, to the addressed indicated below.  The below addresses and individuals may be changed at any time by an instrument in writing executed by the party giving same and given to the other party, in accordance with the procedure set forth above.

13.2.  No Tax Responsibility.  Notwithstanding any other terms or conditions contained herein, Custodian shall not be responsible for, and Customer does hereby waive all duties or functions of Custodian (imposed by law or otherwise) relating to, the withholding and government deposit of any and all taxes, or amounts with respect thereto, that may be incurred or payable in connection with the Account established hereunder, income or gain realized on Assets held therein or transactions undertaken with respect thereto.  Except as required by law in such manner that cannot be delegated to or assumed by Customer, Custodian shall have no responsibility to undertake any federal, state, or local tax reporting in connection with Assets, the Account or transactions therein.

13.3.  Complete Agreement; Modification.  This Agreement contains a complete statement of all the arrangements between the parties with respect to its subject matter, supersedes all existing agreement(s) between them concerning the subject, and cannot be amended or modified in any manner except by a written agreement executed by both parties.  Notwithstanding the foregoing, if at any time Custodian is holding assets or property of Customer pursuant to any other custodial, pledge or other agency agreement with Customer (or which Customer has acknowledged in instructions to Custodian) and one or more third parties that involves Custodian’s duties or obligations to a third party (which may be affiliates to Custodian) with respect to Assets, the terms and requirements of the other agreement(s) concerning such Assets shall supersede and control the provisions and duties set forth herein.

13.4.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota applicable to agreements made and to be performed in Minnesota.

13.5.  Assignment.  No party may assign any of its rights hereunder without the consent of the other, which consent shall not be unreasonably withheld.  The foregoing consent requirement does not apply if either party shall merge or consolidate with or sell substantially all of its assets to another corporation, provided that such other corporation shall assume without qualification or limitation all obligations of that party hereunder either by operation of law or by contract.

13.6.  Separability.  If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

13.7.  No Third Party Rights.  In performing its services hereunder, Custodian is acting solely on behalf of Customer.  No agency, contractual or service relationship shall be deemed to be established hereby between Custodian and any other persons.

13.8 Counterparts and Duplicates.  This Agreement may be executed in any number of counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.  This Agreement and any administrative form under the Agreement may be proved either by a signed original or by a reproduced copy thereof (including, not by way of limitation, a microfiche copy or an electronic file copy).

13.9.  The Customer acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act and any implementing regulations thereunder, (together, “AML Laws”), the Custodian has adopted an Anti-Money Laundering Policy.  The Customer agrees to comply with the Custodian’s Anti-Money Laundering Policy and the AML Laws.

13.10.  The Custodian shall maintain a disaster recovery and business continuity plan, cybersecurity program and to the extent appropriate equipment is available, adequate and reliable computer and other equipment necessary and appropriate to carry out its obligations under this Agreement.  Upon Customer’s reasonable request, the Custodian will provide an executive summary of its Business Continuity Plans. The Custodian will test the adequacy of its Business Continuity Plans at least once annually and, at the request of the Company, will provide the Company with a letter assessing the most recent business continuity test results.

(signatures on the following page)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representative as of the date and year first above written.

Fiduciary Management, Inc. (Customer)	U.S. Bank National Association (Custodian)

By:  _______________________________                 By:  _______________________________

Name: _____________________________                 Name: _____________________________
Title:   _____________________________                 Title:   _____________________________
Date:   _____________________________                     Date:   _____________________________

Address:                                                                                        Address:

    U.S. Bank National Association
    1555 N. Rivercenter Dr., MK-WI-S302
    Milwaukee, WI 53212

Exhibit A to the Custody Agreement

(Customer to provide list of authorized persons to provide appropriate directions to U.S. Bank, N.A.)